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                                   EXHIBIT 11

                       FERRO CORPORATION AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                                                  THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                                        JUNE 30,                           JUNE 30,
(dollars in thousands-except per share amounts)                   2003           2002               2003             2002
                                                              (UNAUDITED)    (UNAUDITED)        (UNAUDITED)       (UNAUDITED)
                                                             ------------   ------------       ------------       ------------
Basic:
        Weighted Average Common Shares Outstanding .......     40,730,581     37,662,108         40,661,723         36,151,656
        Net Income .......................................   $      7,423   $     14,007       $     16,807       $     21,227
        Less Preferred Stock Dividend ....................           (534)          (611)            (1,081)            (1,281)
        Net Income Available to Common Shareholders ......   $      6,889   $     13,396       $     15,726       $     19,946

Basic Earnings Per Common Share ..........................   $       0.17   $       0.36       $       0.39       $       0.55

Diluted:
        Weighted Average Common Shares Outstanding .......     40,730,581     37,662,108         40,661,723         36,151,656
        Adjustments for assumed conversion of common stock
        options ..........................................        231,135      3,024,966            195,227          3,008,942
                                                             ------------   ------------       ------------       ------------
                                                               40,961,716     40,687,074         40,856,950         39,160,598

        Net Income .......................................   $      7,423   $     14,007       $     16,807       $     21,227
        Tax effect on assumed conversion of
          convertible preferred stock ....................             --           (115)                --               (240)
                                                             ------------   ------------       ------------       ------------
        Adjusted Net Income ..............................   $      7,423   $     13,892       $     16,807       $     20,987

Diluted Earnings Per Share ...............................   $       0.17   $       0.34       $       0.38       $       0.54


(1) The preferred shares were anti-dilutive in the three months ended June 30, 2003, and are thus not included in the diluted shares outstanding.



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